Exhibit A

Funds
(as of July 15, 2025)

Index Series	Effective Date
First Trust STOXX European Select Dividend Index Fund (FDD)	10/12/2010
First Trust Alerian Disruptive Technology Real Estate ETF (DTRE)	10/12/2010
First Trust Dow Jones Global Select Dividend Index Fund (FGD)	10/12/2010
First Trust Global Wind Energy ETF (FAN)	10/12/2010
First Trust Alerian U.S. NextGen Infrastructure ETF (RBLD)	10/12/2010
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund (GRID)	10/12/2010
First Trust Indxx Global Natural Resources Income ETF (FTRI)	10/12/2010
First Trust Indxx Global Agriculture ETF (FTAG)	10/12/2010
First Trust Indxx NextG ETF (NXTG)	02/15/2011
First Trust S-Network Future Vehicles & Technology ETF (CARZ)	05/06/2011
First Trust Cloud Computing ETF (SKYY)	07/05/2011
First Trust International Equity Opportunities ETF (FPXI)	10/10/2014
First Trust NASDAQ Cybersecurity ETF (CIBR)	07/02/2015
First Trust IPOX® Europe Equity Opportunities ETF (FPXE)	10/01/2018
First Trust Dow Jones International Internet ETF (FDNI)	10/31/2018
First Trust Indxx Metaverse ETF (ARVR)	03/04/2022
First Trust Nasdaq Lux Digital Health Solutions ETF (EKG)	03/07/2022
First Trust Bloomberg Emerging Market Democracies ETF (EMDM)	02/24/2023
First Trust Emerging Markets Human Flourishing ETF (FTHF)	10/27/2023
First Trust Bloomberg Artificial Intelligence ETF (FAI)	10/25/2024
First Trust Bloomberg Nuclear Power ETF (RCTR)	07/15/2025